Exhibit 10.7
TIER III

[RETYPE ON ACCURIDE STATIONERY AND DATE]

______________, 2012

__________________________
__________________________
__________________________
__________________________

Re:           Severance and Retention Agreement

Dear __________:

Our Board of Directors believes that it is in the best interests of Accuride Corporation (“Accuride”) and its shareholders to take appropriate steps to allay any concerns you may have about your future employment opportunities with Accuride and its “Affiliates” (as defined in Section 2(f)).  Accuride and its Affiliates are collectively referred to in this Agreement as the “Company.”  As a result, the Board has decided to offer to you the special package of benefits described below.

Please bear in mind that these benefits are being offered only to a few selected employees and we accordingly ask that you refrain from discussing this special program with others.  Please note that the special benefits package described below will only be effective if you sign the extra copy of this Severance and Retention Agreement (the “Agreement”) which is enclosed and return it to me on or before ______________.  This Agreement supersedes any other severance or change in control agreements entered into previously by you and Accuride or any Affiliate, whether written or oral (including but not limited to the Severance and Retention Agreement dated _______________.

1. TERM OF AGREEMENT.

This Agreement is effective immediately and will continue in effect until ______________ (the “Initial Term”).  This Agreement will be automatically renewed at the end of the Initial Term for additional terms commencing on each January 1, and ending on the next following December 31 (a “Renewal Term”), unless either party serves notice on the other of its desire not to renew this Agreement or of its desire to modify this Agreement.  Such notice must comply with Section 11 and be given at least six months before the end of the Initial Term or the applicable Renewal Term.  If a Change in Control occurs during the Initial Term or any Renewal Term, the scheduled expiration date of the Initial Term or Renewal Term, as the case may be, shall be extended for a term ending on the 18-month anniversary of the Change in Control.  The expiration of the term of this Agreement will not reduce or diminish any liabilities that have accrued prior to the expiration.

2. BASIC SEVERANCE BENEFIT.

(a) Entitlement to Basic Severance Benefit.  The Basic Severance Benefit described below will be payable to you if you terminate your employment with the Company for “Good Reason” (as defined in Section 6) either prior to the commencement of the “Protection Period” (as defined in Section 2(d)) or following the close of the Protection Period.  The Basic Severance Benefit also will be payable to you if prior to the commencement of the Protection Period or following the close of the Protection Period, the Company terminates your employment without “Cause” (as defined in Section 7).  If your employment is terminated by the Company for Cause, by your voluntary termination without Good Reason, or by your death or “Disability” (as defined in Section 11(d)), no Basic Severance Benefit shall be payable under this Agreement either upon that termination or at any time thereafter (unless you are later reemployed and covered by a new agreement).

(b) Amount of Payments.  The Basic Severance Benefit will equal your annualized base salary at the rate in effect on the date of your termination of employment minus the sum of any other payments from the Company under any employment or other agreement, plan, program or policy in the nature of severance in respect of such termination, payable on or after the date of such termination.

(c) Timing of Payments.  Except as provided in Section 4, the Basic Severance Benefit will be paid in a single lump sum payment within five business days following the date on which the Release Agreement required pursuant to Section 8 becomes irrevocable.

(d) Protection Period.  For purposes of this Agreement, the term “Protection Period” shall mean the period beginning with the date on which a Change in Control occurs and ending 18 months after the Change in Control.

(e) Transfers to Affiliates.  In order to receive a Basic Severance Benefit, you must terminate employment with the “Company,” which, as noted above, refers collectively to Accuride and all of its Affiliates.  As a result, a transfer to an Affiliate will not be treated as a termination of employment for purposes of this Agreement.  For purposes of determining whether a transfer gives rise to Good Reason for your termination of employment, a transfer shall be treated the same as a reassignment within Accuride.

(f) “Affiliate” Defined.  For purposes of this Agreement, the term “Affiliate” shall mean (i) any member a “controlled group of corporations” (within the meaning of Section 414(b) of the Internal Revenue Code of 1986 (the “Code”) as modified by Section 415(h) of the Code) that includes Accuride as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes Accuride as a member of the group.

3. CHANGE IN CONTROL BENEFITS.

(a) Entitlement to Change in Control Benefits.  If your employment with the Company is terminated by the Company without Cause during the Protection Period, you will receive the “Change in Control Benefits” described in this Section 3.  The Change in Control Benefits also will be payable if you terminate your employment for Good Reason during the Protection Period.

The Change in Control Benefits will not be payable if your employment is terminated for Cause, if you voluntarily terminate your employment without Good Reason, or if your employment is terminated by reason of your Disability or your death.  In addition, the Change in Control Benefits will not be payable if your employment is terminated by you or the Company for any or no reason prior to or following the Protection Period.

In addition, as noted in Section 2(e), a transfer to an Affiliate will not be treated as a termination of employment for purposes of this Agreement.

(b) Change in Control Severance Payment.  If you are entitled to receive Change in Control Benefits, you will receive a “Change in Control Severance Payment.”  The “Change in Control Severance Payment” is a lump sum payment equal to the sum of: (i) 100% of your annualized base salary as of the date on which a Change in Control occurs, plus (ii) 100% of the applicable bonus or incentive compensation paid or payable to you pursuant to the Accuride Incentive Compensation Plan.  The applicable bonus or incentive compensation amount used for purposes of clause (ii) in the preceding sentence shall be the greater of the following:  (i) the incentive compensation to which you would have been entitled if the year were to end on the day on which the Change in Control occurs, based upon an annualized figure determined using performance up to that date; or (ii) the average of the actual incentive compensation paid to you through the Accuride Incentive Compensation Plan during the three years preceding the year of your termination.  The Change in Control Severance Payment shall be reduced by the full amount of any payments to which you may be entitled due to your termination pursuant to any other Company severance policy, any agreement between you and the Company providing for severance, or applicable law.

Except as otherwise provided in Section 4, the Change in Control Severance Payment will be paid in one lump sum within five business days following the date on which the Release Agreement required pursuant to Section 8 becomes irrevocable.

(c) Equity Awards.  If you are entitled to receive Change in Control Benefits, you also may be entitled to receive a benefit pursuant to the Accuride Corporation 2010 Incentive Award Plan.  Refer to the Accuride Corporation 2010 Incentive Award Plan for more details regarding the impact of a Change in Control on awards made pursuant to that Plan.

(d) Welfare Benefits.  If you are entitled to receive Change in Control Benefits, the Company shall arrange to provide you, for a 12-month period following your termination of employment, with disability, accident, dental and group health insurance benefits substantially similar to those which you were receiving immediately prior to your termination.

The cost to you of a particular type of benefit (e.g., dental insurance) shall be not more than the cost to you of that particular benefit immediately prior to your termination.  The Company may provide the health insurance benefit described under this Section by paying a portion of the premiums you are required to pay for continued health insurance coverage under the Company’s health insurance plan pursuant to COBRA.  The amount paid by the Company will be equal to the difference between the total COBRA premium and the amount you were required to pay for health insurance immediately prior to your termination.

Your right to receive continued health insurance benefits pursuant to COBRA shall commence upon the termination of your employment and shall not be extended by your rights under this Agreement.

Your right to receive all forms of welfare benefits described under this paragraph (d) shall terminate as soon as you become eligible to receive health care benefits, without exclusion for preexisting conditions, from any other employer.

(e) Outplacement Services.  If you are entitled to receive Change in Control Benefits, the Company will provide you with senior executive outplacement services.  The Company will select the firm to provide outplacement services.  The senior executive outplacement services shall be provided at a time, and on a schedule, designated by the Company.  Nevertheless, in no event will the senior outplacement services continue beyond December 31 of the second calendar year following the calendar year in which your Separation from Service occurs.

(f) Retirement and Savings Plan.  If you are entitled to receive Change in Control Benefits, the Company shall make a payment to you equal to 110% of the amount of any forfeitures that you experience as a result of your termination of employment under any of the Company’s pension or retirement contribution plans.  If you experience a forfeiture under the Accuride Retirement Plan, the amount of the Company’s payment shall be equal to 110% of your unvested “Cash Balance Account” (as defined in the Accuride Retirement Plan, as it may be amended from time to time).  The additional 10% payment provided for in this paragraph is to compensate you for the loss of the opportunity to defer taxes through a rollover of the forfeited amounts.  Except as otherwise provided in Section 4, the payment called for by this paragraph (h) shall be paid within 30 days following your termination of employment.

(g) No Allowance in Lieu of Benefits.  You may not elect to receive cash or any other allowance in lieu of any welfare benefits provided by this Section.

4. COMPLIANCE WITH SECTION 409A; REQUIRED DELAY IN PAYMENTS.

(a) 409A Compliance Strategy.  The Company intends that the Basic Severance Benefit provided pursuant to Section 2 will comply with the short-term deferral exception to the requirements of Section 409A of the Code, as described in Treas. Reg. § 1.409A-1(b)(4).  The Company also intends that the Change in Control Severance Payment provided by Section 3(b) and the retirement and savings plan forfeiture payment provided by

Section 3(f), (collectively the “Cash Change in Control Payments”) will comply with the short-term deferral exception.  In order to meet the requirements of the short-term deferral exception, despite any other provision of this Agreement to the contrary, the Basic Severance Benefit and all Cash Change in Control Payments due pursuant to this Agreement shall be paid at the times stated in Section 2 or Section 3 and in no event later than March 15 of the year following the year in which your Separation from Service occurs.  Payments may be delayed only in accordance with regulations issued pursuant to Section 409A.  The Company intends that the Welfare Benefits provided by Section 3(d) and the Outplacement Services provided by Section 3(e) will comply with the exception to Section 409A for reimbursements and certain other separation payments, as described in Treas. Reg. § 1.409A-1(b)(9)(v)(B).  The Company has concluded that the reimbursement payments the Company has agreed to make pursuant to Section 20 may be subject to the requirements of Section 409A.  To ensure that the payments under Section 20 comply with Section 409A, the payments are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(i)(1)(iv).

(b) Delay in Payments.  Prior to making any payments pursuant to this Agreement, the Accuride Compensation Committee will determine, on the basis of any regulations, rulings or other available guidance and the advice of counsel, whether the short-term deferral exception, the separation pay exception or any other exception to the requirements of Section 409A is available.  If the Compensation Committee concludes that no exception is available, no payments will be made prior to your Separation from Service.  In addition, if you are a “Specified Employee” (as defined in paragraph (d)), and the Compensation Committee concludes that no exception to the requirements of Section 409A is available, no payments shall be made to you prior to the first business day following the date which is six months after your Separation from Service.  Any amounts that would have been paid during the six months following your Separation from Service will be paid on the first business day following the expiration of the six month period without interest thereon.  The provisions of this paragraph apply to all amounts due pursuant to this Agreement, other than amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b) or other amounts or benefits that are not subject to the requirements of Section 409A.

(c) Separation from Service Defined.  For purposes of this Agreement, the term “Separation from Service” means (1) the termination of your employment with Accuride and all Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services you provide to Accuride and all Affiliates to an amount that is no more than 20% of the average level of bona fide services you provided to Accuride and all Affiliates in the immediately preceding 36 months (or the entire time period during which you provided services to Accuride and all Affiliates if you have been providing such services for less than 36 months), with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).  Your employment relationship is treated as continuing while you are on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as your right to reemployment with Accuride or an Affiliate is provided either by statute or contract).  If your period of leave exceeds six months and your right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United

States Treasury Department pursuant to Section 409A of the Code if the Company concludes that Section 409A is applicable.

(d) Specified Employee Defined.  For purposes of this Agreement, the term “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i), and as determined in accordance with such procedures as may be adopted from time to time by Accuride.  The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(e) Miscellaneous Payment Provisions.  If payment is not made, in whole or in part, due to a dispute between you and the Company, the payments shall be made in accordance with Treas. Reg. §1.409A-3(g), as applicable.

(f) Ban on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(g) No Elections.  You do not have any right to make any election regarding the time or form of any payment due under this Agreement.

(h) Compliant Operation and Interpretation.  This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

5. CHANGE IN CONTROL DEFINED.

“Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Accuride, any of its Affiliates, an employee benefit plan maintained by Accuride or any of its Affiliates, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Accuride) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Accuride possessing more than 35% of the total combined voting power of Accuride’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Accuride to effect a transaction described in paragraphs (a) or (c) of this Section 5) whose election by the Board of Directors or nomination for election by Accuride’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by Accuride (whether directly involving Accuride or indirectly involving Accuride through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Accuride’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in Accuride’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Accuride or the person that, as a result of the transaction, controls, directly or indirectly, Accuride or owns, directly or indirectly, all or substantially all of Accuride’s assets or otherwise succeeds to the business of Accuride (Accuride or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Accuride prior to the consummation of the transaction; or

(d) Accuride’s stockholders approve a liquidation or dissolution of Accuride.

The Compensation Committee shall determine whether a Change in Control of Accuride has occurred under the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

6. GOOD REASON DEFINED.

(a) Definition of Good Reason.  For purposes of this Agreement, “Good Reason” means a termination of your employment with the Company following the occurrence of one or more of the following circumstances (without your prior express written consent):

(i) a material diminution in your total annual compensation;

(ii) a material diminution in your authority, duties or responsibilities;

(iii) a material change in the geographic location of your principal office; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(b) Notice of Termination.  If you elect to terminate your employment for Good Reason, you must provide the Company with a Notice of Termination (in compliance with

Section 11) which sets forth the existence of the Good Reason condition described in paragraphs (i) through (iv) above within 60 days of the initial existence of the condition.

(c) Opportunity to Cure.  Notwithstanding anything to the contrary, the existence of one of the circumstances described in paragraphs (i) through (iv) above will not constitute Good Reason if, within 30 days after you give the Company Notice of Termination which sets forth the existence of the Good Reason condition described in paragraphs (i) through (iv), the Company has fully corrected such condition.

7. CAUSE DEFINED.

For purposes of this Agreement, “Cause” shall mean (a) your continued willful failure, neglect or refusal to perform your duties with respect to the Company or its Affiliates which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) conduct which would be a reasonable basis for an indictment for a felony or for a misdemeanor involving moral turpitude; (c) your willful and continued failure or refusal to follow material directions of the Board or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to the Company, monetarily or otherwise.

8. RELEASE AGREEMENT.

In order to receive the Basic Severance Benefit or any Change in Control Benefits, you must execute, a release of any known or unknown claims that you may have against the Company within 60 days following your Separation from Service.  The release shall be in a form reasonably requested by the Company.  If you are not yet 40 years old on the date on which the Release Agreement must be signed, you will be given 21 days to consider whether to sign the Release Agreement. If you are 40 or over, in accordance with federal law, you will be given 21 or 45 days, depending on the circumstances, to consider whether to sign the Release Agreement.  In any event, you may revoke the Release Agreement during the seven day period following your delivery of a signed Release Agreement.  These rules will be described in greater detail at the appropriate time.  If you fail to sign the Release Agreement within the prescribed time period, or if you revoke the Release Agreement, you will not be entitled to receive any Basic Severance Benefit or any Change in Control Benefits.  The Release Agreement to which this Section 8 refers will be provided to you on your termination date and in no event later than ten days following your termination date.  Notwithstanding anything in this Agreement to the contrary, if the 60-day period described in the first sentence spans two calendar years, the Basic Severance Benefit or the Change in Control Severance Payment shall be paid in the second calendar year.

9. COMPETITION.

(a) Covenant Not to Compete.  If you terminate employment with the Company or if your employment is terminated by the Company and then you compete with the Company, the Company may suffer irreparable harm and damage.  Accordingly, you agree that, unless you receive the express prior written consent of the Company, you will not be employed as an owner, partner, employee, consultant, or in any other capacity by, and you will not become a shareholder in, a seller, distributor or manufacturer of commercial vehicle components or otherwise compete with the Company, directly or indirectly, during the “Restriction Period” in the “Restricted Area.”

(b) Restricted Area.  For this purpose, the “Restricted Area” means the United States of America.  If a court of competent jurisdiction determines that the United States of America is a larger area than necessary to protect the Company’s business interests, the parties agree that the Restricted Area will be the largest of the following areas that the court determines to be reasonable:  the United States of America east of the Mississippi River; all states in which you performed services while employed by the Company; the State of Indiana; the County of Vanderburgh; or the City of Evansville.

(c) Restriction Period.  For this purpose, the “Restriction Period” begins on the effective date of your termination of employment for whatever reason and ends at the end of the 24th month thereafter, or if a court of competent jurisdiction concludes that 24 months is longer than necessary to protect the Company’s business interests, then the parties agree that the restriction period will end at the end of the longest of the following number of months that the court determines to be reasonable:  23, 22, 21, 20, 19, 18, 17, 16, 15, 14, 13, 12, 11, 10, 9, 8, 7, 6, 5, 4, or 3.

(d) Competition.  You will be considered to be competing with the Company if you are performing any services in the commercial vehicle component industry of the type and nature that are required to be performed by or for the Company.  You will not be considered to be competing with the Company for purposes of this Section 9 if you acquire stock representing less than 1% of the outstanding stock of any publicly traded corporation.

(e) Non-Solicitation Covenants.  For a period of two years from the date of the termination of this Agreement and your employment with the Company, or, if a court determines that two years is unreasonable, one year from the date of the termination of this Agreement and your employment with the Company, you agree that you will not (directly or indirectly through others):  (i) contact, solicit, contract with, or attempt to contract with any entity engaged in the commercial vehicle component industry with which the Company has contracts at the time of the termination of this Agreement, or (ii) solicit or attempt to solicit away from the Company any officer, employee or agent of the Company.

(f) Reformation of Covenants.  The parties agree that the scope of any provision of this Section may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law.  If any court of competent jurisdiction determines that any portion of this Section is invalid or unenforceable, the remainder of this Section will not thereby be affected and will be given full effect, without regard to invalid portions.

(g) Breach of Covenants.  If you breach the covenant not to compete contained in paragraph (a) or the non-solicitation covenant contained in paragraph (e), you agree that in addition to (and without limiting) any other remedy or right the Company may have:

(i) the Company will have the right to an injunction against you issued by a court of competent jurisdiction enjoining such breach; and (ii) if you are to receive any payments or benefits pursuant to Sections 2 or 3 or any other provision of this Agreement in the future, the Company has the right to forfeit any future benefits to which you are entitled to compensate the Company for injury by reason of such breach.  You and the Company agree that the foregoing remedies are reasonable and necessary for the protection of the Company’s goodwill and recognize that in the event of a breach of the foregoing restrictions, it will be impossible to ascertain or estimate the entire or exact cost, damage or injury that the Company may sustain by reason of such breach.

10. CAP ON PAYMENTS.

(a) General Rules.  The Code places significant tax burdens on you and the Company if the total payments made to you due to a Change in Control exceed prescribed limits.  For example, if your “Base Period Income” (as defined below) is $100,000, your limit or “Cap” is $299,999.  If your “Basic Payments” exceed the Cap by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $100,000.  In other words, if your Cap is $299,999, you will not be subject to an excise tax if you receive exactly $299,999.  If you receive $300,000, you will be subject to an excise tax of $40,000 (20% of $200,000).  In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement you agree that your Basic Payments will not exceed an amount equal to your Cap.

(b) Special Definitions.  For purposes of this Section, the following specialized terms will have the following meanings:

(i) “Base Period Income.”  “Base Period Income” is an amount equal to your “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder.  Generally, your “annualized includable compensation” is the average of your annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change in Control occurs.  These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

(ii) “Basic Payments.”  The “Basic Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to you or for your benefit, the receipt of which is contingent on a Change in Control and to which Section 280G of the Code applies.

(iii) “Cap” or “280G Cap.”  “Cap” or “280G Cap” shall mean an amount equal to 2.99 times your “Base Period Income.”  This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.

(c) Calculating the Cap.  If the Company believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you as soon as possible.  The Company will then, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide a determination concerning whether your Basic Payments exceed the limit discussed above (the “Determination”).  The Company will select the Consultant.

At a minimum, the Determination required by this Section must set forth the amount of your Base Period Income, the value of the Basic Payments and the amount and present value of any excess parachute payments.

If the Determination states that there would be an excess parachute payment, your Basic Payments will be reduced to the extent necessary to eliminate the excess.  In making such reduction, Accuride first will reduce the amount of your payments under this Agreement and, if necessary, any other payments to which you are entitled under any other arrangement that do not constitute “non-qualified deferred compensation” that is subject to Section 409A of the Code.  Accuride will reduce the amount of any Basic Payments payable to you that are subject to Section 409A of the Code only to the extent reductions in addition to those described in the preceding sentence are necessary to avoid an excess parachute payment.  If necessary, any Basic Payments which are subject to Section 409A of the Code shall be reduced proportionally to avoid an excess parachute payment.

If the Consultant selected to provide the Determination so requests, a firm of recognized executive compensation consultants selected by the Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change in Control.

If the Company believes that your Basic Payments will exceed the limitations of this Section, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations.  The balance, if any, will then be paid after the opinions called for above have been received.

If the amount paid to you by the Company is ultimately determined, pursuant to the Determination or by the Internal Revenue Service, to have exceeded the limitation of this Section, you must repay the excess promptly on demand of the Company.  If it is ultimately determined, pursuant to the Determination or by the Internal Revenue Service, that a greater payment should have been made to you, the Company shall pay you the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that you will have received or be entitled to receive the maximum amount to which you are entitled under this Agreement.

As a general rule, the Determination shall be binding on you and the Company.  Section 280G and the excise tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions.  If the Internal Revenue Service determines that the Cap is actually lower than calculated by the Consultant, the Cap will be recalculated by the Consultant.  Any payment over that revised Cap will then be repaid by you to the Company.  If the Internal Revenue Service determines that the actual Cap exceeds the amount calculated by the Consultant, the Company shall pay you any shortage.

The Company has the right to challenge any determinations made by the Internal Revenue Service.  If the Company agrees to indemnify you from any taxes, interest and penalties that may be imposed upon you (including any taxes, interest and penalties on the amounts paid pursuant to the Company’s indemnification agreement), you must cooperate fully with the Company in connection with any such challenge.  The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

You must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes.  Such notice shall be given as soon as possible but in no event later than 15 days following your receipt of notice of the Internal Revenue Service’s position.

(d) Effect of Repeal or Inapplicability.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.  Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax to payments under this Agreement, then the provisions of this Section shall not apply.

11. TERMINATION NOTICE AND PROCEDURE.

Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b) Any Notice of Termination by the Company shall be in writing signed by the President of the Company or a member of the Board who is not a Company employee, specifying in detail the basis for such termination.

(c) If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15 day period following your receipt of such notice, you may elect to continue your employment during such dispute.  If it is thereafter determined that Cause did exist, your “Termination Date” shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19 or (ii) the date of your death.  If it is thereafter determined that Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

(d) If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute.  The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by the Company; provided, however, that if you do not accept the opinion of the licensed physician selected by the Company, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if the Company does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by the Company and you, respectively.  If it is thereafter determined that a Disability did exist, your Termination Date shall be the earlier of (i) the date on which the dispute is resolved or (ii) the date of your death.  If it is thereafter determined that a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.  For purposes of this Agreement, “Disability” shall mean your inability to perform your customary duties for the Company due to a physical or mental condition that is considered to be of long-lasting or indefinite duration.

(e) If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 15-day period following the Company’s receipt of such notice, you may elect to continue your employment during such dispute.  If it is thereafter determined that Good Reason did exist, your Termination Date shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19, (ii) the date of your death, or (iii) one day prior to the 18-month anniversary of a Change in Control, and your payments hereunder shall reflect events occurring after you delivered Notice of Termination.  If it is thereafter determined that Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.

(f) If you submit a Notice of Termination for Good Reason, and the Company successfully contests the grounds you set forth in such Notice of Termination, at the Company’s discretion you may be deemed to have voluntarily terminated your employment other than for Good Reason regardless of whether you elect to continue employment pending resolution of the dispute regarding your Notice of Termination.

(g) If the Company submits a Notice of Termination for Cause, and you successfully contest the grounds set forth in such Notice of Termination, the Company will be deemed to have terminated you other than by reason of Disability or Cause if you do not elect to continue employment pending resolution of the dispute regarding your Notice of Termination.

(h) For purposes of this Agreement, a transfer from Accuride to one of its Affiliates or a transfer from an Affiliate to Accuride or another Affiliate shall not be treated as a termination of employment.  Such a transfer may, however, in certain circumstances, provide you with Good Reason to terminate employment pursuant to Section 6.

12. NO MITIGATION.

The Basic Severance Benefit, the Change in Control Benefits (except as otherwise provided in Section 3(d)) and the other payments or benefits provided pursuant to this Agreement will be payable without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.

13. SUCCESSORS.

Accuride will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Accuride or any of its Affiliates to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Accuride or any Affiliate would be required to perform it if no such succession had taken place.  Failure of Accuride to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to the compensation described in this Agreement to which you would be entitled hereunder as if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.  As used in this Agreement, “Accuride” shall mean Accuride as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

14. BINDING AGREEMENT; ASSIGNMENT.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.  Except as provided in the preceding sentence, no rights of any kind under this Agreement shall, without the written consent of Accuride, be transferable or assignable by you, your spouse, or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary.

15. NOTICE.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Accuride shall be directed to the attention of the President of the Company or a member of the Board who is not a Company employee with a copy to the Secretary of Accuride, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16. MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the President of the Company or a member of the Board who is not a Company employee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

17. VALIDITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. ALTERNATIVE DISPUTE RESOLUTION.

(a) Mediation.  Unless otherwise provided herein (such as in Sections 10 and 11(d)), any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 19(d).  Notwithstanding the foregoing, both you and Accuride may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 19.  Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Accuride, or at your last known residence address, respectively.  The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought.  The mediation hearing will occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of the date of selection or appointment of the mediator.

(b) Arbitration.  In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 19(d).  The mediator shall not serve as arbitrator.  TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT

OR POLICY, OR EMPLOYMENT TORT COMMITTED BY ACCURIDE OR A REPRESENTATIVE OF ACCURIDE, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.  The arbitration hearing shall occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of selection or appointment of the arbitrator.  If Accuride has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.

(c) Damages.  In cases of breach of contract or policy, damages shall be limited to contract damages.  In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute.  In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence.  The arbitrator may award attorneys’ fees to the prevailing party and assess costs against the non-prevailing party, only in accordance with Section 20 of this Agreement.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C.  §§ 1-16, except that Court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d) Selection of Mediators or Arbitrators.  The parties shall select the mediator or arbitrator from a panel list made available by the AAA.  If the parties are unable to agree to a mediator or arbitrator within 10 days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five mediators or arbitrators obtained by Accuride from AAA.  You shall have the first strike.

20. EXPENSES AND INTEREST.

If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by Citibank from time to time as its prime rate from the date that payments to you should have been made under this Agreement.  Any reimbursement of fees, costs and disbursements to which you are entitled pursuant to this Section 20 shall be paid by the Company, if at all, on or before December 31 of the calendar year following the year in which you incurred the fees, costs and disbursements for which you are entitled to reimbursement.  The fees, costs and disbursements reimbursed in one calendar year will not affect the fees, costs and disbursements eligible for reimbursement by the Company in a different calendar year.  The right to reimbursement under this Section 20 is not subject to liquidation or exchange for any other benefit.  It is expressly provided that the Company shall in no event recover from you any attorneys’ fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Company and you.

21. PAYMENT OBLIGATIONS ABSOLUTE.

Accuride’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that the Company may apply amounts payable under this Agreement to any debts owed to the Company by you on your Termination Date.  All amounts payable by the Company in accordance with this Agreement shall be paid without notice or demand.  If the Company has paid you more than the amount to which you are entitled under this Agreement, the Company shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

22. ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of the Company.  Any prior agreements or understandings with respect to the subject matter set forth in the aforementioned agreements are hereby terminated and canceled.

23. STATUTORY REFERENCES.

All references to sections of the Securities Exchange Act of 1934 or the Code shall be deemed also to refer to any successor provisions to such sections.  All references to sections of the final regulations issued pursuant to Section 409A shall be deemed also to refer to any successor provisions of such regulations or rulings or other guidance that clarify such regulations.

24. DEFINITIONS.

A number of terms have been defined throughout this Agreement.  These defined terms are identified by the capitalization of the first letter of each word or the first letter of each substantive word of a phrase.  Whenever these terms are capitalized they shall be given the defined meaning.

25. PARTIES.

This Agreement is an agreement between you and Accuride.  In certain cases, though, obligations imposed upon Accuride may be satisfied by an Accuride Affiliate.  Any payment made or action taken by an Accuride Affiliate shall be considered to be a payment made or action taken by Accuride for purposes of determining whether Accuride has satisfied its obligations under this Agreement.

26. NO RIGHTS IN ANY PROPERTY OF COMPANY.

The undertakings of the Company constitute merely the unsecured promise of the Company to make payments as provided for herein.  No property of the Company shall, by reason of this Agreement, be held in trust for you, your spouse or any other person, and neither you nor your spouse or any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in any property of the Company.

27. NOT AN EMPLOYMENT AGREEMENT.

Nothing in this Agreement shall be construed as an offer or commitment by the Company to continue your employment with the Company for any period of time.

28. FACILITY OF PAYMENT.

If the Company shall find that any person to whom any amount is payable hereunder is unable to care for his affairs, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine.

29. GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.  Venue for any cause of action arising under this Agreement shall be in Vanderburgh County, Indiana, USA.

30. AMENDMENTS.

This Agreement may be amended at any time by a written agreement executed by the Company and you.  No amendment that will result in a violation of Section 409A of the Code, or any other provision of applicable law, may be made to this Agreement and any such amendment shall be void ab initio.

If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

Richard F. Dauch
President and Chief Executive Officer
Accuride Corporation

ACCEPTANCE

I hereby accept the offer to participate in this special benefit program and I agree to be bound by all of the provisions noted above.